EXHIBIT 3.2

CERTIFICATE OF DESIGNATION

OF RIGHTS AND PREFERENCES

FOR SERIES B PREFERRED STOCK OF BROOQLY INC.

Pursuant to Sections 78.195 and 78.1955 of the Nevada Revised Statutes, BrooQly Inc., a Nevada corporation (the “Company”), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Articles of Incorporation of the Company, the Board of Directors of the Company has adopted the following unanimous consent resolutions establishing a new series of Preferred Stock of the Company, consisting of 500 shares designated “Series B Preferred Stock,” with such powers, designations, preferences, and relative participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, as are set forth in the resolutions, and in the form of Certificate of Designation set forth in Appendix A hereto:

RESOLVED, that in the judgment of the Board of Directors of the Company, it is deemed advisable and in the best interests of the Company, and pursuant to the authority granted to the Board of Directors in the Company’s Articles of Incorporation, to amend the Company's Articles of Incorporation to authorize and provide for the issuance of a preferred class of stock of the Company, including the creation and designation of a new series of preferred stock to be known as Series B Preferred Stock, par value $0.0001 per share (the "Series B Stock"), which Series B Stock may be issued in the discretion of the Management of the Company.

FURTHER RESOLVED, that the directors hereby create and establish a new series of preferred stock designated “Series B Preferred Stock,” which series shall have the relative rights and preferences set forth in that certain Certificate of Designation of Rights and Preferences for Series B Preferred Stock (the “Certificate of Designation”) attached hereto as Appendix A and by this reference incorporated herein.

FURTHER RESOLVED, that upon filing of the Certificate of Designation with the Secretary of State of Nevada, the officers of the Company are hereby authorized and directed to issue shares of the Series B Preferred Stock.

FURTHER RESOLVED, that the forms of Certificate of Designation be, and the same hereby are, adopted and approved in all respects, and that each of the executive officers of the Company be, and they hereby are, authorized and directed to execute and deliver said documents in substantially the forms attached hereto, with such changes therein as such officers shall, upon advice of counsel, approve, which approval shall be conclusively evidenced by such officers' execution thereof.

FURTHER RESOLVED, that the Chairman, the President, any Vice- President, and the Secretary of the Company be, and they hereby are, and each of them hereby is, authorized and directed: (i) to execute, deliver and file, on behalf of the Company, the Certificate of Designation; (ii) upon filing of the Certificate of Designation with the Secretary of State of Nevada, to issue stock certificates representing shares of Series B Preferred Stock; (iii) to execute, deliver and file any and all additional certificates, documents or other papers, and to do any and all things which they may deem necessary or appropriate in order to authorize the new class of Preferred Stock, to authorize and issue the new Series B Preferred Stock, and to implement and carry out all matters herein authorized pursuant to the intent and purpose of the foregoing resolutions.

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FURTHER RESOLVED, that the actions of the officers and directors of the Company heretofore taken in connection with the authorization of the new class of Series B Preferred Stock be, and that same hereby are, ratified and approved in all respects.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of Section 78.195 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.

Dated this June 20, 2025.

BROOQLY, INC

By:	/s/ Kent B. Wilson
Name:	Kent B. Wilson
Title:	Chief Executive Officer

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Appendix A

SERIES B PREFERRED STOCK TERMS

1.

Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series B Preferred Stock (the “Series B Preferred Stock”), and the number of shares so designated and authorized shall be Five Hundred (500). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value of $1.00 per share (the “Stated Value”).

2.	Dividends. The Series B Preferred Stock shall not accrue dividends.

3.	Voting Rights.

(a)

If at least one share of Series B Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series B Preferred Stock at any given time, regardless of their number, shall have that number of votes (identical in every other respect to the voting rights of the holders of all classes of Common Stock or series of preferred stock entitled to vote at any regular or special meeting of stockholders) equal to two hundred percent (200%) of the total voting power of all holders of the Company’s common and preferred stock then outstanding, but not including the Series B Preferred Stock.

(b)	If more than one share of Series B Preferred Stock is issued and outstanding at any time, then each individual share of Series B Preferred Stock shall have the voting rights equal to:

Two hundred percent (200%) of the total voting power of all holders of the Company’s common and preferred stock then outstanding, but not including the Series B Preferred Stock

Divided by:

the number of shares of Series B Preferred Stock issued and outstanding at the time of voting.

(c)

Except as otherwise required by law or the Company’s Bylaws, the holders of Series B Preferred Stock shall vote together with the holders of all classes of Common Stock on all matters and shall not vote as a separate class.

4.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Preferred Stock then held by the Holder an amount equal to the Stated Value before any distribution or payment shall be made to the holders of any Junior Securities. If the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series B Preferred Stock shall be distributed among the holders of Series B Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

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5.	Conversion. The Series B Preferred Stock shall be convertible into shares of the Company’s Common Stock only as follows:

(a)

In the event that the Holder of Series B Preferred Stock ceases to be a director of the Company, upon such director’s resignation or removal from the board by any means, the shares of Series B Preferred Stock held by such resigning or removed director shall convert automatically into that same number of shares of Common Stock (i.e. on a one-for-one share basis).

(b)

Shares of Series B Preferred Stock shall not otherwise be convertible into shares of Common Stock unless agreed upon by the holders of a majority of the Series B Preferred Stock and the Board of Directors.

6.	Additional Provisions.

(a)	The terms and provisions of the Series B Preferred Stock may be amended or waived with the consent of the holders of a majority of the outstanding Series B Preferred Stock.
(b)	Shares of Series B Preferred Stock converted into Common Stock, canceled, or redeemed, shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

IN WITNESS WHEREOF, the undersigned hereby certifies this Appendix A is accurate and forms part of the Certificate of Designation.

Dated this June 20, 2025.

By:	/s/ Kent B. Wilson
Name:	Kent B. Wilson
Title:	Chief Executive Officer

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